Asset Purchase Agreement

THIS made as of the 18th day of September, 2018.

AMONG:

QUANTUM BUSINESS STRATEGIES INC., a company incorporated pursuant to the laws of Nevada with an office located at 1260 North Sloan, Las Vegas, Nevada, 89110;

(the "Purchaser”)

AND:

A & S HOLDINGS, INC., a company incorporated pursuant to the laws of Nevada with an office located at 420 North Nellis Boulevard, Suite A3-146, Las Vegas, Nevada, 89110;

(the "Vendor")

A.                                         The Vendor owns a 100% undivided interest in and to certain restaurant point-of-sale software that manages customer payments, reservations, orders, reviews, and entertainment, which is known as the “AZT System,” (the “Software”) which is defined below and further described in Dynax Invest Ltd.’s valuation report dated August 31, 2018, which is attached hereto as Appendix “A” (the “Valuation Report”); and

B.                                          The Purchaser wishes to acquire and the Vendor wishes to sell, transfer, convey, assign, and deliver, on the terms and conditions set forth in this Agreement, all of Vendor's right, title and interest in and to the Software, free and clear of all Encumbrances (as defined below); and

In consideration of the undertakings of the parties, their mutual promises and covenants, and other valuable consideration as provided, the parties, intending to be legally bound, hereby agree as follows:

Article 1– INTERPRETATION

1.1	Definitions

In this Agreement and in the schedules, the following terms and expressions will have the following meanings:

(a)	“Accrued Interest” means all interest that accrues pursuant to the Note;
(b)	"Agreement" means this asset purchase agreement and all instruments amending it; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, or other subdivision; "Article", "Section" or other subdivisions of this Agreement followed by a number means and refers to the specified Article, Section or other subdivision of this Agreement;
(c)	"Business Day" means any day other than a Saturday, a Sunday or a statutory holiday in the State of Nevada;

(d)	"Closing" means the completion of the Transaction pursuant to this Agreement at the Closing Time;
(e)	"Closing Date" means September 21, 2018;
(f)	"Closing Time" means 10:00 am in the City of Las Vegas on the Closing Date or such other time on the Closing Date as the Parties may agree upon as the time at which the Closing shall take place;
(g)	“Completion Date” has the meaning ascribed in Section 6.3.
(h)	"Consent" means a license, permit, approval, consent, certificate, registration or authorization (including, without limitation, those made or issued by a Regulatory Authority, in respect of a Contract, or otherwise);
(i)	"Contract" means any agreement, understanding, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written of oral;
(j)	"Disclosure Documents" has the meaning ascribed in Section 3.2(9);
(k)	“EDGAR” means the U.S. Securities & Exchange Commission’s electronic data gathering, analysis, and retrieval filing system;
(l)	"Encumbrances" means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;
(m)	"Law" or "Laws" means all requirements imposed by statutes, regulations, rules, ordinances, by-laws, decrees, codes, policies, judgments, orders, rulings, decisions, approvals, notices, permits, guidelines or directives of any Regulatory Authority;
(n)	"Loss" and "Losses" mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding damages for lost profits or lost business opportunities and excluding any indirect, consequential or punitive damages suffered by the Purchaser or the Vendor;
(o)	“Note” has the meaning ascribed in Section 2.1 and consists of the terms stipulated in Schedule B;
(p)	"Patents" means any United States, Canadian or foreign patents and applications (including provisional applications), patents issuing from such applications, certificates of invention or any other grants by any court, administrative agency or commission or other federal, state, provincial, county, local or foreign governmental authority, instrumentality, agency commission or subdivision thereof, including the U.S. Patent and Trademark Office, Canadian Intellectual Property Office and the European Patent Office, for the protection of inventions, or foreign equivalents of any of the foregoing;
(q)	"Parties" means the Vendor and the Purchaser and any other person that may become a party to this Agreement, and Party means any one of them;

(r)	"person" includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency and any other form of entity or organization;
(s)	"Purchase Price" has the meaning ascribed in Section 2.3;
(t)	"Regulatory Authority" means any government, regulatory or administrative authority, agency, commission, utility or board (federal, state, municipal or local, domestic or foreign) having jurisdiction in the relevant circumstances and any person acting under the authority of any of the foregoing and any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances;
(u)	"Securities Act" means the United States Securities Act of 1933, as amended;
(v)	"Securities Laws" means the securities laws, regulations, rules, rulings and orders and the blanket rulings and policies and written interpretations of, and multilateral or national instruments adopted by, the securities regulators and the policies and rules of any applicable stock exchange or quotation or stock reporting system;
(w)	“Shares” shall be the up to 108,750,000 shares of common stock in the capital of the Purchaser that will be issuable to the Vendor upon the conversion of the Note;
(x)	“Software” means, collectively the full commercial version of all software produced by the Vendor, together with all Software Trade Secrets, and any and all improvements, corrections, modifications, updates, enhancements or other changes, whether or not included in the current commercial version, plus all System Documentation and User Documentation;
(y)	“Software Trade Secret” means any scientific or technical information, design, process, procedure, formula, or improvement included in the Software that is valuable, not generally known in the industry, and gives the owner of the Software a competitive advantage over those competitors who do not know or use such information;
(z)	“System Documentation” means all documentation used in the development and updating of the Software, including but not limited to, design or development specifications, error reports, and related correspondence and memoranda;
(aa)	"Transaction" means the purchase and sale of the Software and all other transactions contemplated by this Agreement, including the execution of the Note;
(bb)	“User Documentation” means the end-user instruction manual that usually accompanies the Software - instructing end users in the use of the Software - in electronic form; and
(cc)	"Valuation Report" has the meaning ascribed thereto in the recitals and is included in this Agreement as Schedule A.
1.2	Best Knowledge

Any reference herein to "the best knowledge" of the Vendor will be deemed to mean the actual knowledge of the directors of the Vendor, together with the knowledge which they would have had if they had conducted a diligent inquiry into the relevant subject matter.

1.3	Currency

Unless otherwise indicated, all references to dollar amounts in this Agreement are expressed in United States currency.

1.4	Governing Law

This Agreement shall be exclusively governed by and construed and interpreted in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein. The Parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of Nevada with respect to any matter arising under or related to this Agreement.

1.5	Interpretation Not Affected by Headings

The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.6	Number and Gender

In this Agreement, unless the context otherwise requires, any reference to gender shall include both genders and words importing the singular number shall include the plural and vice-versa.

1.7	Time of Essence

Time shall be of the essence of every provision of this Agreement.

1.8	Severability

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.9	Calculation of Time Periods

Where a time period is expressed to begin or end at, on or with a specified day, or to continue to or until a specified day, the time period includes that day. Where a time period is expressed to begin after or to be from a specified day, the time period does not include that day. Where anything is to be done within a time period expressed after, from or before a specified day, the time period does not include that day. If the last day of a time period is not a Business Day, the time period shall end on the next Business Day.

1.10	Statutory Instruments

Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any Law shall be construed as a reference to such Law as amended or re-enacted from time to time or as a reference to any successor thereto.

1.11	Incorporation of Schedules

The following are the schedules attached to and incorporated by reference into this Agreement:

Schedule A       Valuation Report

Schedule B Convertible Note

Article 2

– PURCHASE AND SALE

2.1	Software

On the terms and subject to the fulfilment of the conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser, subject to the provisions of Section 2.2 below, and the Purchaser agrees to purchase from the Vendor at the Closing Time on the Closing Date, the Software including, but not limited to:

(i)      all Vendor’s right, title, and interest in and to both the tangible and the intangible property constituting the Software, in perpetuity (or for the longest period of time otherwise permitted by U.S. law), including the following corporeal and incorporeal incidents to the Software;

(ii)     title to and possession of the media, devices, and documentation that constitute all copies of the Software, its component parts, and all documentation relating thereto, possessed or controlled by the Vendor, which are to be delivered to the Purchaser;

(iii)      all Copyright interests owned or claimed by the Vendor pertaining to the Software, including all trademarks and trade names, together with all other copyright interests accruing by reason of international copyright laws or conventions;

(iv)      all right, title, and interest of the Vendor in and to the inventions, discoveries, improvements, ideas, trade secrets, know-how, confidential information, and all other intellectual property owned or claimed by Vendor pertaining to the Software; and

(v)      all right, title, interest, and benefit of the Vendor in, to, and under all agreements, contracts and licenses, entered into by the Vendor, or having the Vendor as a beneficiary, and pertaining to the Software, as set forth herein.

The Vendor also agrees to enter into an interest bearing convertible note (the “Note”) with the Purchaser at Closing pursuant to which the Purchaser will grant to the Vendor the option, but not the obligation, to convert part of the Purchase Price into common stock in the capital of the Purchaser.

2.2	Ownership of Data

Notwithstanding the Vendor’s sale of the Software to the Purchaser, the Vendor shall maintain ownership of all of the restaurant customer data and group buying systems that the Software generates. The Vendor shall be responsible for all expenses relating to the use of such customer data and group buying systems.

2.3	Purchase Price

The aggregate purchase price (the "Purchase Price") payable by the Purchaser to the Vendor for the Software at Closing shall be $25,000 plus an additional $2,175,000 represented by the executed Note, which Purchase Price reflects the median valuation of the Software in the Valuation Report.

2.4	Transfer of Title

Title to the Software shall remain vested in the Vendor and shall not pass to the Purchaser until the Purchase Price has been paid in full and received by the Vendor. The Purchase Price shall be deemed to be paid in full when the Vendor receives the entire Purchase Price (whether paid in cash, or a combination of cash and Shares issued upon conversion pursuant to the Note), and all Accrued Interest in accordance with the terms of the Note. Unless and until the Vendor demands payment of the Note in accordance with

Section 5 of the Note, the Vendor shall not have authority to retake, sell or otherwise deal with and/or dispose of all or any part of the Software.

2.5	Transfer Taxes

The Purchaser shall be liable for and shall pay all federal and provincial sales taxes and all other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Software by the Vendor to the Purchaser.

2.6	Securities Laws Compliance

(1)                                        The Parties hereto acknowledge that the issuance of the Note by the Purchaser to the Vendor as contemplated herein is being made pursuant to an exemption from the requirements of applicable securities laws pursuant to Section 4(a)(2) of the Securities Act.

(2)                                        The Vendor acknowledges and covenants with the Purchaser that:

(a)	Vendor will comply with all requirements of applicable securities laws in connection with the issuance to it of the Note or any Shares issuable pursuant to the Note, as well as the resale of any of the Shares;
(b)	the Note and any Shares issuable pursuant to it have not been registered under the Securities Act or the securities laws of any State of the United States and that the Purchaser does not have any obligation to do so; and
(c)	the Vendor is a U.S. Person and is acquiring the Note or any Shares that issuable pursuant to the Note for its own account and not with a view to its distribution. The Vendor is acquiring the Note and any Shares issuable pursuant to the Note in a private offering, and has the ability to bear the economic risk in connection with the consummation of the transactions contemplated by this Agreement, including a complete loss of future revenue related to the Note and Shares.

(3)                                        Upon any issuance of the Shares to the Vendor upon partial or whole conversion of the Note and until such time as is no longer required under applicable securities laws, the certificates representing the Shares will bear a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Article 3– REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Vendor

The Vendor hereby makes the following representations and warranties to the Purchaser and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement and completing the Transaction:

(1)                                        Incorporation and Existence of the Vendor. The Vendor is a corporation incorporated and existing under the laws of the state of Nevada.

(2)                                        Corporate Power. The Vendor has the corporate power and authority to own or lease its property and to carry on its business as now being conducted by it.

(3)                                        Options. Except for the Purchaser’s right in this Agreement, no person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, commitment, conversion right, right of exchange or other agreement for the purchase from the Vendor of the Software, or any license or similar right with respect to the Software.

(4)                                        Intellectual Property Rights. To the best knowledge of the Vendor, the Software does not in any respect infringe the right of any person under or in respect of any patent, design, trade mark, trade name, copyright or other industrial or intellectual property.

(5)                                        Validity of Agreement.

(a)	The Vendor has all necessary corporate power to own the Software and to enter into and perform its obligations under this Agreement, and the Vendor has all necessary corporate power to enter into and perform its obligations under any other agreements or instruments to be delivered or given by it pursuant to this Agreement.
(b)	The Vendor’s execution and delivery of, and performance of its obligations under, this Agreement and the consummation of the Transaction have been duly authorized by all necessary corporate action on the part of the Vendor.
(c)	This Agreement or any other agreements entered into pursuant to this Agreement to which the Vendor is a party constitute legal, valid and binding obligations of the Vendor enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(6)                                        No Violation. The execution and delivery of this Agreement by the Vendor, the consummation of the Transaction and the fulfilment by the Vendor of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both):

(a)	contravene or violate or result in a material breach or a material default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Vendor under:
(i)	any applicable Law;
(ii)	any judgment, order, writ, injunction or decree of any Regulatory Authority having jurisdiction over the Vendor;
(iii)	its Articles of Incorporation or any resolutions of the board of directors or shareholders of the Vendor;
(iv)	any Consent held by the Vendor or necessary to the ownership of the Software; or
(v)	the provisions of any Contract to which the Vendor is a party or by which it is, or any of its properties or assets are, bound; or
(b)	result in the creation or imposition of any Encumbrance on any of the Software.

(7)                                        Regulatory and Contractual Consents. To the knowledge of the Vendor, there is no requirement to make any filing with, give any notice to or obtain any Consent from any Regulatory Authority as a condition to the lawful consummation of the Transaction. There is no requirement under any Contract to which the Vendor is a party or by which the Vendor is bound to make any filing with, give any notice to, or to obtain the Consent of, any party to such Contract relating to the Transaction.

(8)                                        Compliance with Laws. The Vendor has complied, in all material respects, with all Laws applicable to the Software.

(9)                                        Full Disclosure. No representation or warranty by the Vendor in this Agreement and no statement contained in any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.2	Representations and Warranties of the Purchaser

The Purchaser hereby makes the following representations and warranties to the Vendor and acknowledges that the Vendor is relying on such representations and warranties in entering into this Agreement and completing the Transaction:

(1)                                        Incorporation and Existence. The Purchaser has been duly incorporated and organized and is a valid and subsisting company under the laws of the State of Nevada, and is duly qualified to carry on business in the State of Nevada and in each other jurisdiction, if any, wherein the carrying out of the activities contemplated makes such qualifications necessary.

(2)                                        Capitalization. The Purchaser’s authorized capital consists of 500,000,000 shares of common stock with par value $0.001 of which 28,009,000 shares of common stock are issued and outstanding as of the date of this Agreement. There are no agreements currently in effect that grant any individual or entity the right to receive any securities of the Purchaser obligate the Purchaser to issue any securities now or at some date in the future. There are no outstanding options and warrants applicable to the Purchaser’s securities. No other securities of the Purchaser are authorized, issued, or outstanding and as of the Closing, there will be no other outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise relating to any of the securities of the Company, and there will be no outstanding security of any kind convertible into the Company’s securities other than those that may be issuable to the Vendor option partial or whole exercise of the Note. All of the issued and outstanding shares in the capital of the Purchaser are validly issued, fully paid, and non-assessable and there are no voting trust agreements or other contracts, agreements or arrangements restricting or affecting voting or dividend rights or transferability with respect to those shares, other than those restrictions imposed by applicable securities laws.

(3)                                        Reporting Issuer. The Purchaser is a reporting issuer in good standing with the U.S. Securities & Exchange Commission. The Purchaser is not in material default under the Securities Laws applicable to it. No orders suspending the sale of any securities issued by the Purchaser have been issued by any Regulatory Authority, and no proceedings for such purpose are pending or, to the knowledge of the Purchaser, threatened.

(4)                                        Validity of Agreement.

(a)	The Purchaser has all necessary corporate power to own the Software. The Purchaser has all necessary corporate power to enter into and perform its obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(b)	The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transaction have been duly authorized by all necessary corporate action on the part of the Purchaser.
(c)	This Agreement or any other agreements entered into pursuant to this Agreement to which the Purchaser is a party constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(5)                                        No Violation. The execution and delivery of this Agreement by the Purchaser, the consummation of the Transaction and the fulfilment by the Purchaser of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both):

(a)	contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Purchaser, under:
(i)	any applicable Law;
(ii)	any judgment, order, writ, injunction or decree of any Regulatory Authority having jurisdiction over the Purchaser;
(iii)	the Articles of Incorporation, or any resolutions of the board of directors or shareholders of the Purchaser;
(iv)	any Consent held by the Purchaser; or
(v)	the provisions of any Contract to which the Purchaser is a party or by which it is, or any of its properties or assets are, bound.

(6)                                        Brokers. The Purchaser has not engaged any broker or other agent in connection with the Transaction and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to have acted for the Purchaser.

(7)                                        Consents. There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any Consent from any Regulatory Authority as a condition to the lawful consummation of the Transaction.

(8)                                        Consideration Shares. Any Shares issued pursuant to the Note will, upon issue and delivery, be validly issued as fully-paid and non-assessable shares in the capital of the Purchaser, free of all restrictions on trading other than those required by applicable securities law.

(9)                                        Public Disclosure. The Purchaser has filed all forms, reports, documents and information required to be filed by it pursuant to applicable securities laws or otherwise, or pursuant to applicable securities regulatory authorities (the "Disclosure Documents"). As of the time the Disclosure Documents were filed with the applicable securities regulators and on EDGAR: (i) each of the Disclosure Documents complied in all material respects with the requirements of the applicable securities laws; and (ii) none of the Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(10)                                    Financial Statements. The financial statements of the Purchaser contained in the Disclosure Documents: (i) complied as to form in all material respects with the published rules and regulations under the applicable securities laws; (ii) were reported in accordance with United States generally accepted accounting principles or International Financial Reporting Standards, as the case may be; and (iii) present fairly the consolidated financial position of the Purchaser as of the respective dates thereof and the consolidated results of operations of the Purchaser for the periods covered thereby.

(11)                                    Material Change/Material Fact. There is no "material fact" or "material change" (as those terms are defined in applicable securities legislation) in the affairs of the Purchaser that has not been generally disclosed to the public.

3.3	Survival of Covenants, Representations and Warranties of the Vendor

To the extent that they have not been fully performed at or prior to the Closing Time, and unless otherwise provided, the covenants, representations and warranties of the Vendor contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive the Closing and shall continue for the benefit of the Purchaser for a period of two years notwithstanding such Closing, nor any investigation made by or on behalf of the Purchaser or any knowledge of the Purchaser, except that the representations and warranties set out in Section 3.1(1) to and including 3.1(4) and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 6.1, shall survive the Closing and continue in full force and effect without limitation of time.

3.4	Survival of Covenants, Representations and Warranties of the Purchaser

To the extent that they have not been fully performed at or prior to the Closing Time, and unless otherwise provided, the covenants, representations and warranties of the Purchaser contained in this Agreement and in any agreement, instrument, certificate or other document delivered pursuant to this Agreement shall survive the Closing and shall continue for the benefit of the Vendor for a period of two years notwithstanding such Closing, nor any investigation made by or on behalf of the Vendor or any knowledge of the Vendor, except that the representations and warranties set out in Sections 3.2(1) and 3.2(4), and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 6.2, shall survive the Closing and shall continue in full force and effect without limitation of time.

Article 4– COVENANTS

4.1	Maintenance of Corporate Status

Prior to Closing and for a period of a least 24 months after the Closing Date, the Purchaser shall use its commercially reasonable efforts to remain a corporation validly subsisting under the laws of its jurisdiction of existence, licensed, registered or qualified as a foreign corporation in all jurisdictions where the character of its properties owned or leased or the nature of the activities conducted by it make such licensing, registration or qualification necessary and shall carry on its business in the ordinary course and in compliance in all material respects with all applicable laws, rules and regulations of each such jurisdiction.

4.2	Due Diligence Review

The Vendor shall make available to the Purchaser upon execution of this Agreement any and all files, documents, records or other information in its possession relating to the Software that may be of use to the Purchaser in conducting a due diligence review. The Vendor shall also use their best efforts to obtain for the Purchaser such additional other records or information as reasonably requested by the Purchaser for purposes of assessing the Software.

Article 5

– Conditions

5.1	Mutual Conditions Precedent

The respective obligations of the parties hereto to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Time, of the Purchaser and the Vendor having entered into the Note.

5.2	Conditions to the Obligations of the Purchaser

Notwithstanding anything herein contained, the obligation of the Purchaser to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Closing Time:

(a)	The representations and warranties of the Vendor contained in this Agreement shall be true and accurate on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date as of which the information in this Agreement or in any Schedule or other document made pursuant hereto is given).
(b)	The Vendor shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by them at or prior to the Closing Time.
(c)	The Vendor shall have delivered to the Purchaser a certificate in a form satisfactory to the Purchaser confirming that the facts with respect to each of the representations and warranties of the Vendor are as set out herein and remain true at the Closing Time and that the Vendor has performed each of the covenants required to be performed by it hereunder.
(d)	No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction will have been made, and no action or proceeding will be pending or threatened which, in the opinion of counsel to the Purchaser, is likely to result in an order, decision or ruling:
(i)	to disallow, enjoin, prohibit or impose any limitations or conditions on the Transaction or the transactions contemplated hereby; or
(ii)	to impose any limitations or conditions which may have an adverse effect on the Software.
(e)	All consents, approvals authorizations of any governmental or regulator authority or person whose consent to the Transaction is required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the parties hereto will have been obtained.

The conditions contained in this Section 5.2 are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. The Vendor acknowledges that the waiver by the Purchaser of any condition or any part of any condition will constitute a waiver only of such condition or such part of such condition, as the case may be, and will not constitute a waiver of any covenant, agreement, representation or warranty made by the Vendor herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in this Section 5.2 are not fulfilled or complied with in all material respects as herein provided, the Purchaser may, at or prior to the Closing Time at its option, rescind this Agreement by notice in writing to the Vendor and in such event the Purchaser will be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Vendor, then the Vendor will also be released from all obligations hereunder.

5.3 Conditions to the Obligations of the Vendor

Notwithstanding anything herein contained, the obligations of the Vendor to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Closing Time:

(a)	The representations and warranties of the Purchaser contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby will be true and accurate on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date as of which the information in this Agreement or any such Schedule or other document made pursuant hereto is given).
(b)	The Purchaser shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Time.
(c)	The Purchaser shall have delivered to the Vendor a certificate confirming that the facts with respect to each of the representations and warranties of the Purchaser are as set out herein at the Closing Time and that the Purchaser has performed each of the covenants required to be performed by it hereunder.
(d)	There shall have been no material adverse change in the business of the Purchaser.
(e)	No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction will have been made, and no action or proceeding will be pending or threatened which, in the opinion of counsel to the Vendor, is likely to result in an order, decision or ruling:

(i)       to disallow, enjoin, prohibit or impose any limitations or conditions on the Transaction or the transactions contemplated hereby; or

(ii)       to impose any limitations or conditions which may have an adverse effect on the business of the Purchaser.

(f)	All consents, approvals and authorizations of any governmental or regulatory authority or person whose consent to the Transaction is required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the parties hereto will have been obtained.
(g)	The Purchaser shall issue and deliver to the Vendor the Note in compliance with all applicable securities laws.

The conditions contained in this Section 5.3 hereof are inserted for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time. The Purchaser acknowledges that the waiver by the Vendor of any condition or any part of any condition will constitute a waiver only of such condition or such part of such condition, as the case may be, and will not constitute a waiver of any covenant, agreement, representation or warranty made by the Vendor herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in this Section 5.3 hereof are not fulfilled or complied with as herein provided, the Vendor may, at or prior to the Closing Time at its option, rescind this Agreement by notice in writing to the Purchaser and in such event the Vendor will be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Purchaser, then the Purchaser will also be released from all obligations hereunder.

Article 6–CLOSING

6.1	Vendor Deliveries

At the Closing Time, the Vendor shall deliver to the Purchaser the following in form and substance satisfactory to the Purchaser:

(a)	the certificate of the Vendor contemplated in Section 5.2;
(b)	certified copy of the resolution of the directors and the shareholders of the Vendor authorizing the execution and delivery of this Agreement and the performance by the Vendor of the terms of the Agreement; and
(c)	all documentation and other evidence reasonably requested by the Purchaser in order to establish the due authorization and consummation of the Transaction, including the taking of all corporate proceedings by the boards of directors and shareholders of the Vendor required to effectively carry out the obligations of the Vendor pursuant to this Agreement.
6.2	Purchaser Deliveries

At the Closing Time, the Purchaser shall deliver to the Vendor the following in form and substance satisfactory to the Vendor:

(a)	the certificate of the Purchaser contemplated in Section 3.4;
(b)	a bank draft, certified check, or other form of payment acceptable to the Vendor for $25,000;
(c)	the executed Note;
(d)	a certified copy of the resolution of the directors of the Purchaser authorizing the execution and delivery of this Agreement and the performance by the Purchaser of the terms of the Agreement including without limitation the execution of the Note; and
(e)	all documentation and other evidence reasonably requested by the Vendor in order to establish the due authorization and consummation of the Transaction, including the taking of all corporate proceedings by the boards of directors and shareholders of the Purchaser required to effectively carry out the obligations of the Purchaser pursuant to this Agreement.
6.3	Post-Closing Obligation

Forthwith following the date (“Completion Date”) that the Purchaser pays the entire Purchase Price and all Accrued Interest to the Vendor, the Vendor shall deliver an executed bill of sale to the Purchaser dated as of the Completion Date relating to the Software purchase contemplated by this Agreement pursuant to which the Vendor sells, assigns and transfer to the Purchaser a 100% undivided interest in the Software, free and clear of all Encumbrances whatsoever.

6.4	Place of Closing

The Closing shall take place at the Closing Time at the offices of the Purchaser or at such other place as the Purchaser and the Vendor may agree upon in writing.

Article 7– INDEMNIFICATION

7.1	Purchaser Indemnity

The Purchaser will indemnify, defend, and hold harmless the Vendor from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Vendor by reason of, resulting from, based upon or arising out of (i) any misrepresentation, misstatement or breach of warranty of the Purchaser contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or (ii) the breach or partial breach by the Purchaser of any covenant or agreement of the Purchaser made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

7.2	Vendor Indemnity

The Vendor will indemnify, defend, and hold harmless the Purchaser from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser by reason of, resulting from, based upon or arising out of (i) any misrepresentation, misstatement or breach of warranty of Vendor contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or (ii) the breach or partial breach by the Vendor of any covenant or agreement of the Vendor made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

Article 8- ARBITRATION

8.1	Reasonable Commercial Efforts to Settle Disputes

If any controversy, dispute, claim, question or difference (a "Dispute") arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, the Parties to the Dispute will use all commercially reasonable efforts to settle the Dispute. To this end, they will consult and negotiate with each other in good faith and understanding of their mutual interests to reach a just and equitable solution satisfactory to all such Parties.

8.2	Arbitration

Except as is expressly provided in this Agreement, if the Parties do not reach a solution pursuant to Section 8.1 within a period of 15 Business Days following the first notice of the Dispute by any Party to the other party(ies) to the Dispute, then upon written notice by any Party to the other party(ies) to the Dispute, the Dispute will be submitted to binding arbitration in accordance with the provisions of the American Arbitration Association in accordance with its then-current rules. The arbitration demand and counterclaim(s) must contain a clear and concise statement of the Dispute. The respondent’s answer and any counterclaims must be filed within 20 calendar days of service of the demand. In connection with any arbitration proceeding, each party must submit any dispute or claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) in the arbitration. Any such claim which is not submitted or filed as described hereinabove will be forever barred and must be considered waived. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Article 9

– GENERAL

9.1	Confidentiality

The Purchaser covenants and agrees that, except as otherwise authorized by the Vendor and until the Closing, neither the Purchaser nor its representatives, agents or employees will disclose to third parties, directly or indirectly, any confidential information or confidential data relating to the Vendor or the Business discovered or received by the Purchaser or its representatives, agents or employees as a result of the Vendor making available to the Purchaser and its representatives, agents or employees the information requested by them in connection with the Transaction.

9.2	Notices

(1)                                        Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(a)	if to the Vendor:

A & S Holdings, Inc.
320 North Nellis Boulevard, Suite A3-146

Las Vegas, NV 89110

Email: mebsc@shaw.ca

(b)	if to the Purchaser:

Quantum Business Strategies Inc.
1260 North Sloan,
Las Vegas, NV 89110
Attention: Holly Roseberry
Email: nana2plus@gmail.com

(2)                                        Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as described.

(3)                                        Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 9.3.

9.3	Public Announcements and Disclosure

The Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the Transaction and, except as required by any applicable Law or stock exchange having jurisdiction, no Party shall issue any such press release or make any such public announcement without the prior written consent of the others, which consent shall not be unreasonably withheld or delayed. Prior to any such press release or public announcement, none of the Parties shall disclose this Agreement or any aspect of the Transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with the Transaction and counsel to such institution, or as may be required by any applicable Law or stock exchange having jurisdiction.

9.4	Assignment

The rights of the Purchaser hereunder are not assignable without the written consent of the Vendor. The rights of the Vendor hereunder are not assignable without the written consent of the Purchaser.

9.5	Commercially Reasonable Efforts

The Parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any Party to use its "commercially reasonable efforts" to obtain any waiver, Consent or other document shall not require such Party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

9.6	Expenses

Unless otherwise provided, each of the Vendor and the Purchaser shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the Transaction. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

9.7	Further Assurances

Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties may reasonably require from time to time after Closing at the expense of the requesting Party for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

9.8	Entire Agreement

This Agreement, including all Schedules, constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter except provided in this Agreement. No reliance is placed by any Party on any warranty, representation, opinion, advice or assertion of fact made by any Party or its directors, officers, employees or agents, to any other Party or its directors, officers, employees or agents, except to the extent that it has been reduced to writing and included in this Agreement.

9.9	Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

9.10	Rights Cumulative

The rights and remedies of the Parties are cumulative and not alternative.

9.11	Counterparts

This Agreement may be executed in any number of counterparts, and/or by facsimile or e-mail transmission of Adobe Acrobat files, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument. Any Party executing this Agreement by fax or Adobe Acrobat file shall, immediately following a request by any other Party, provide an originally executed counterpart of this Agreement provided, however, that any failure to so provide shall not constitute a breach of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the Parties.

QUANTUM BUSINESS STRATEGIES INC.

Per:	/s/ Holly Roseberry
Holly Roseberry President

A & S HOLDINGS, INC.

Per:	/s/ Mehboob Charania
Mehboob Charania President

Schedule A

VALUATION REPORT

SCHEDULE B

CONVERTIBLE NOTE